EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
NPS Pharmaceuticals, Inc.

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements of NPS Pharmaceuticals, Inc. dated February 9, 2004 refers to a change in the method of amortizing goodwill and intangible assets in 2002.

/s/ KPMG LLP

Salt Lake City, Utah
March 4, 2004